SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  DBLAINE INVESTMENT TRUST

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

806 Harvest Trail

Buffalo, Minnesota  55313

TELEPHONE NUMBER:

888-202-1338

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

David B. Welliver

806 Harvest Trail

Buffalo, Minnesota  55313

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Buffalo and State of Minnesota on this 15th day of October, 2009.

ATTEST:	DBLAINE INVESTMENT TRUST

s/ Wanda J. Weber	s/ David B. Welliver
By: Wanda J, Weber, Notary Public	By: David B. Welliver, Trustee

THOMPSON   ATLANTA              CINCINNATI                   COLUMBUS                     NEW YORK __________________

         HINE                   BRUSSELS               CLEVELAND                   DAYTON                   WASHINGTON, D.C.

October 15, 2009

Securities and Exchange Commission

Public Filing Desk

100 F Street, N.E.

Washington, D.C. 20549

Re:

DBLAINE INVESTMENT TRUST

Ladies and Gentlemen:

On behalf of DBLAINE INVESTMENT TRUST, we hereby electronically file, pursuant to Section 8(a) of the Investment Company Act of 1940, the Form N-8A.  DBLAINE INVESTMENT TRUST will concurrently file a registration statement pursuant to Section 8(b) of the Investment Company Act of 1940.

If you have any questions concerning this filing, please contact JoAnn M. Strasser at (513) 352-6725.

Very truly yours,

s/Thompson Hine LLP

Thompson Hine LLP